UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Versum Materials, Inc.

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Merck KGaA

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Merck KGaA, Darmstadt, Germany issued the following news release on March 5, 2019 regarding an open letter to stockholders of Versum Materials, Inc. it issued on the same day.

News Release	Your Contact
Media Relations thomas.moeller@emdgroup.com Phone: +49 6151 72-62445 Investor Relations investor.relations@emdgroup.com Phone: +49 6151 72-3321

March 5, 2019

Open Letter to Versum Shareholders from Merck KGaA, Darmstadt, Germany

Darmstadt, Germany, March 5, 2019 – Merck KGaA, Darmstadt, Germany, a leading science and technology company, today issued an open letter to the shareholders of Versum Materials, Inc. (“Versum”). On March 1, the Versum Board of Directors without any further explanation rejected Merck KGaA, Darmstadt, Germany’s superior proposal to acquire all of the outstanding common stock of Versum for $48 per share in cash. In its letter, Merck KGaA, Darmstadt, Germany said: “We are fully committed to pursuing our Proposal. The Versum Board should consider the best interests of its shareholders and engage with us.”

The full text of the letter is included below and can also be found at www.thesuperiorproposal.com.

An Open Letter to Versum Shareholders from Merck KGaA, Darmstadt, Germany

Dear Fellow Versum Shareholders:

We are disappointed that the Versum Board of Directors has rejected without explanation our superior proposal to acquire all of the outstanding common stock of Versum for $48 in cash per share (our “Proposal”). Further, our offer to engage directly with Versum to understand the rationale for the Versum Board’s determination has not been accepted. We urge you to let the Versum Board know that Versum shareholders will not support the Entegris acquisition in light of our Proposal, which is unquestionably superior.

Frankfurter Strasse 250 64293 Darmstadt · Germany Hotline +49 6151 72-5000 www.emdgroup.com	Head of Media Relations -6328 Spokesperson: -9591 / -7144 / -8908 / -55707

News Release

The market has spoken with respect to the value of our Proposal relative to the Entegris acquisition

Our Proposal reflects a 51.7% premium to Versum’s unaffected price and a 17.1% premium to the current market value of the Entegris stock that Versum shareholders would receive in the Entegris acquisition. Since the time our Proposal was announced, 35.6 million Versum shares have traded (32.6% of the total number of Versum basic shares outstanding) in just four trading days at a volume weighted average price of $48.58, an 18.5% premium to the current implied value of the Entegris stock consideration. Further, the premium valuation reflected in our Proposal is certain and immediate, without any of the significant ongoing integration, operational or market risks reflected in the value of the Entegris stock consideration and without the need for the achievement of synergies.

The market has overwhelmingly expressed a preference for our Proposal.

The published financial analysis of Lazard – Versum’s own financial advisor – supports our view that our Proposal is superior to the Entegris acquisition

The analysis of Versum’s own financial advisor – Lazard – supports our view that our Proposal is superior, both standalone and relative to the Entegris acquisition. Lazard’s financial analysis included in the proxy statement filed by Entegris and Versum on February 28, 2019 (the “Proxy Statement”), the day following delivery of our Proposal, reflects the following values for Versum:

News Release

Lazard’s Valuation of Versum and Premium of Our Proposal to Midpoint of Lazard’s Valuation Range1:

Lazard also completed a “has-gets” analysis to compare the discounted cash flow value, including synergies, relative to Versum’s standalone value. That analysis, which is summarized below, demonstrates that Lazard’s valuation analysis is consistent with the market’s view that the value of the stock consideration offered by Entegris is far less than the value of our Proposal.

 1 Stand-alone Versum values per share compiled from Lazard’s valuation work disclosed in the Proxy Statement. The premia of the value of the Proposal relative to each of the stand-alone values were calculated by Merck KGaA, Darmstadt, Germany.

News Release

Lazard’s DCF Value of Merger Consideration Including Synergies[2]
Run-Rate Synergies ($mm)	DCF Value Per Share of the Entegris Merger Consideration Including Synergies	The Proposal: Premium to DCF Value Per Share of the Entegris Merger Consideration Including Synergies
$75	$41.43	15.9%
$85	$41.71	15.1%
$100	$42.19	13.8%

The Versum Board appears to have disregarded the valuation analysis of its own financial advisor in rejecting our Proposal.

The Versum Board has not engaged in a process to maximize shareholder value

The background of the merger section of the Proxy Statement indicates that discussions began between Versum and Entegris in December 2018. Less than two months later, Versum announced a transaction with Entegris without conducting a market check to determine what alternatives might be potentially available to Versum’s shareholders. The final exchange ratio reflected only a 10.8% premium to the market value of Versum’s stock at the time of the announcement. Further, during the course of the negotiation, the final exchange ratio reflected only a 2.1% increase from the exchange ratio initially offered by Entegris. After our Proposal was delivered, the Versum Board never contacted us to discuss our Proposal, implemented a poison pill and quickly rejected our Proposal.

These actions do not reflect a desire to maximize shareholder value.

Our Proposal offers more opportunity for Versum’s employees

While the transaction with Entegris is described as a “merger of equals”, there appears to be nothing equal about the treatment of Versum’s employees relative to those of Entegris. Entegris has already announced its intention to operate the combined business from its headquarters in Billerica, MA, more than 2,500 miles away from Tempe.

2 DCF value per share of the merger consideration including synergies derived from Lazard’s has-gets analysis disclosed in the Proxy Statement, which expresses these values as a premium to Versum’s share price. The premia of the value of the Proposal relative to each of the value of the merger consideration including synergies were calculated by Merck KGaA, Darmstadt, Germany.

News Release

At Merck KGaA, Darmstadt, Germany, people have always been and will continue to be at the center of everything we do. We already have a strong footprint in the U.S. and a track record as a top employer. Over the past decade, the company invested some $24bn in the U.S. through acquisitions alone, including the successful acquisitions of Millipore in 2010 and Sigma-Aldrich in 2015.

Our intention is to maintain Versum’s Tempe site as the major hub for the combined electronic materials business in the U.S., complementing our strong commitment to this important market. Versum employees will become an integral part of a leading electronic materials business and will benefit from new and exciting development opportunities within a truly global science and technology company.

We are committed to pursuing our Proposal

We are fully committed to pursuing our Proposal. The Versum Board should consider the best interests of its shareholders and engage with us.

Merck KGaA, Darmstadt, Germany’s proposal is clearly superior to the Entegris acquisition.

We know that Versum shareholders agree with us.

Tell the Versum Board how you feel.

Advisors

Merck KGaA, Darmstadt, Germany has engaged Guggenheim Securities, LLC as its financial advisor and Sullivan & Cromwell LLP as its legal counsel.

All Merck KGaA, Darmstadt, Germany, press releases are distributed by e-mail at the same time they become available on the EMD Group Website. In case you are a resident of the USA or Canada please go to www.emdgroup.com/subscribe to register for your online subscription of this service as our geo-targeting requires new links in the email. You may later change your selection or discontinue this service.

News Release

About Merck KGaA, Darmstadt, Germany

Merck KGaA, Darmstadt, Germany, a leading science and technology company, operates across healthcare, life science and performance materials. Around 51,000 employees work to make a positive difference to millions of people’s lives every day by creating more joyful and sustainable ways to live. From advancing gene editing technologies and discovering unique ways to treat the most challenging diseases to enabling the intelligence of devices – the company is everywhere. In 2017, Merck KGaA, Darmstadt, Germany, generated sales of € 15.3 billion in 66 countries.

The company holds the global rights to the name and trademark “Merck” internationally. The only exceptions are the United States and Canada, where the business sectors of Merck KGaA, Darmstadt, Germany operate as EMD Serono in healthcare, MilliporeSigma in life science, and EMD Performance Materials. Since its founding 1668, scientific exploration and responsible entrepreneurship have been key to the company’s technological and scientific advances. To this day, the founding family remains the majority owner of the publicly listed company.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements based on current assumptions and forecasts made by Merck KGaA, Darmstadt, Germany management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Merck KGaA, Darmstadt, Germany’s public reports which are available on the Merck KGaA, Darmstadt, Germany website at www.emdgroup.com. Merck KGaA, Darmstadt, Germany assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

Additional Important Information and Where to Find It

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal which Merck KGaA, Darmstadt, Germany has made for a business combination transaction with Versum Materials, Inc. (“Versum”) and its intention to solicit proxies in opposition to the proposed business combination transaction between Versum and Entegris, Inc. In furtherance of this proposal and subject to future developments, Merck KGaA, Darmstadt, Germany (and, if a negotiated transaction is agreed, Versum) intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document Merck KGaA, Darmstadt, Germany, Versum or Entegris, Inc. may file with the SEC in connection with the proposed transaction. STOCKHOLDERS OF VERSUM ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ALL PROXY STATEMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive Proxy Statement will be delivered to the stockholders of Versum. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Merck KGaA, Darmstadt, Germany through the website maintained by the SEC at http://www.sec.gov.

Participants in Solicitation

Merck KGaA, Darmstadt, Germany and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Versum common stock. Such participants have no substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the special meeting of Versum stockholders in connection with the proposed business combination transaction between Versum and Entegris, Inc. Additional information regarding the participants in the proxy solicitation will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.